Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

MARLIESE L. SHAW, Senior Vice President, Investor Relations Officer (860) 291-3622

MEDIA CONTACT:

LAURA SOLL, Public Relations (860) 688-4499 or (860) 833-4466 cell

ROCKVILLE FINANCIAL, INC.

ANNOUNCES RECORD FIRST QUARTER EARNINGS

DIVIDEND INCREASE

ROCKVILLE, Conn., April 26, 2012 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced record first quarter earnings of $3.9 million, or $0.13 per diluted share, for the quarter ended March 31, 2012.

“I am pleased to announce that Rockville Financial, Inc. delivered record first quarter earnings driven by 24.6% operating revenue growth. We also significantly invested in our Company as evidenced by the 13.2% increase in operating expense growth, all while increasing core operating profit by 77.4% year-over-year,” stated William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO) of Rockville Financial, Inc. and Rockville Bank. “I would like to personally thank our investors for their confidence in our Company. Our total shareholder return year-over-year is 14.9% compared to the SNL thrift index of negative 5.4%.”

First Quarter Highlights (revenue and expense comparisons are to prior year first quarter results, unless noted otherwise)

•	Net income of $3.9 million is a record for first quarter earnings.

•	20.4% net interest income growth due to average loan growth and decreased funding costs.

•	24.6% operating revenue growth (net interest income plus non-interest income).

•	13.2% operating expense increase, excluding the Foundation expense.

•	Efficiency ratio increased to 65.67% from 63.20%.

•	3.83% tax equivalent net interest margin, compared to 3.10% in the first quarter of 2011 and 3.77% in the fourth quarter 2011.

•	0.91% cost of interest bearing liabilities, decreased 71 basis points from prior year and 16 basis points from prior quarter.

•	5.9% linked quarter commercial loan growth.

•	2.77% non-interest expense as a percentage of average assets decreased from 3.47% in the prior period and increased from 2.70% in the prior quarter.

•	13% dividend increase to $0.09 in the second quarter 2012 from $0.08 per share in the first quarter 2012.

RCKB – Rockville Financial, Inc.	Page 1	www.rockvillebank.com

Operating Results

The Company reported first quarter 2012 net income of $3.9 million, or $0.13 per diluted share, compared to fourth quarter 2011 net income of $4.0 million, or $0.14 per diluted share. For the first quarter 2011, the Company recorded a net loss of $1.0 million, primarily as a result of a cash contribution to the Rockville Bank Foundation, Inc. (the “Foundation”) totaling $5.0 million pre-tax during that quarter. Net income for the first quarter 2011 excluding the Foundation contribution (after-tax) was $2.2 million, or $0.07 per diluted share. This 77.4% increase year-over-year, excluding the Foundation contribution, resulted from continued organic growth in both commercial loans and low cost core deposits during the first quarter 2012, together with the Company’s previously communicated second quarter 2011 balance sheet restructure.

Net Interest Income Increases

Net interest income of $16.1 million for the first quarter of 2012 increased by $546,000, or 3.5%, from the fourth quarter of 2011 and by $2.7 million, or 20.4%, from the comparable 2011 period. This increase is due to the continued reduction in the cost of funds and the second quarter 2011 balance sheet restructure. Federal Home Loan Bank of Boston advances totaled $125.9 million at March 31, 2012 at a weighted average cost of 1.79% as compared to $251.4 million at March 31, 2011 at a weighted average cost of 3.82%. The tax equivalent net interest margin for the first quarter of 2012 was 3.83%, compared to 3.77% for the fourth quarter of 2011 and 3.10% for the comparable period in 2011.

The Company’s tax equivalent yield on interest earning assets decreased 6 basis points during the quarter ending March 31, 2012 to 4.49% from 4.55% during the fourth quarter 2011, and increased by 15 basis points from 4.34% during first quarter of 2011. The decrease in the average yield during the first quarter was attributable to the strong production growth of new loans at lower yields than the fourth quarter last year and adjustable rate loans repricing downward. The increase in the average yield compared to the first quarter of 2011 was attributable to the reinvestment of the cash received in the second-step conversion from low-yielding short-term investments into higher-yielding loan and investment portfolios.

The cost of interest bearing deposits decreased 13 basis points to 0.79% in the first quarter of 2012 from 0.92% in the fourth quarter of 2011, and decreased by 30 basis points from 1.09% in the comparable 2011 period reflective of the Company’s continued focus on growing low-cost core deposits and decreasing the cost of funds. The cost of interest bearing liabilities decreased 16 basis points to 0.91% in the first quarter of 2012 from 1.07% in the fourth quarter of 2011, and decreased by 71 basis points from 1.62% during the first quarter of 2011.

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Provision For Loan Losses Declines

The provision for loan losses declined $48,000, or 6.4%, to $704,000 for the three months ended March 31, 2012 compared to $752,000 for the comparable 2011 period. Net charge-offs for the first quarter were $202,000, or 0.01% of average loans outstanding, an increase from $38,000, or 0.00% of average loans outstanding, in the prior year period. Provision expense continues to be assessed in correlation with the Company’s loan growth and risk management enhancements.

Non-Interest Income

Non-interest income totaled $2.7 million for the first quarter 2012, down $370,000, or 12.2%, on a linked quarter basis and up $982,000, or 58.2%, from the first quarter 2011. The change in non-interest income is primarily attributable to the varying levels of net gains from sales of loans which totaled $525,000 for the first quarter 2012, down $726,000, or 58.0%, on a linked quarter basis and up $466,000, or 789.8%, from the first quarter 2011. The Company sold residential mortgages totaling $17.5 million in the first quarter 2012, $37.0 million in the fourth quarter 2011 and $5.0 million in the first quarter 2011.

Service charges and fee income totaled $1.8 million for the first quarter 2012, an increase of $261,000, or 16.7%, on a linked quarter basis and an increase of $230,000, or 14.4%, from the same period in the prior year. Included in the comparison to both periods is the recovery of $105,000 in the first quarter of 2012 from a business interruption insurance policy related to the temporary closure of one of the Company’s branch offices due to storm related damage in 2011. Additionally, included in the first quarter of 2012 was the recapture of a prior period recognition of a mortgage servicing asset valuation write-down of $108,000. Increases in ATM fee income were offset by lower loan fee income generated by Rockville Bank Mortgage, Inc. (“RBMI”). The Company announced in the fourth quarter of 2011 that the assets of the Bank’s subsidiary, RBMI (operating under the trade name Family Choice Mortgage) would be transferred to the Bank in the first quarter of 2012. The transfer has been completed and the Company discontinued the use of the Family Choice Mortgage name in favor of using the Rockville Bank name in connection with operations.

Non-Interest Expense

Non-interest expense totaled $12.3 million for the first quarter of 2012, up $575,000, or 4.9%, on a linked quarter basis and down $3.6 million, or 22.6%, from the first quarter 2011. The operating results for the first quarter of 2011 included a $5.0 million expense for the cash contribution to the Foundation; excluding the Foundation contribution, non-interest expense increased year-over-year by $1.4 million, or 13.2%. The increase in non-interest expenses primarily reflects the increases in salaries and employee benefits costs related to the increased staffing in the risk management, information technology, finance, branch administration and commercial banking areas, significantly in 2011 and continued to a lesser extent in 2012, as the Company prepared to prudently leverage capital and accelerate growth. Full-time equivalent employees increased to 280 at March 31, 2012 from 242 at March 31, 2011. Salaries and employee benefits costs increased $1.2 million,

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or 20.0%, on a linked quarter basis and $1.5 million, or 25.6%, compared to the first quarter of 2011. The linked quarter additionally reflects the impact of an accrual adjustment in the fourth quarter of 2011 of approximately $300,000 in an employee incentive program.

On a linked quarter basis the increase in salaries and benefits expense was partially offset by a $90,000, or 44.1%, decrease in marketing expense and a $320,000, or 53.2%, decrease in OREO expense. On a year-over-year basis, this expense was partially offset by a $210,000, or 64.8%, decrease in marketing expense and a $209,000, or 40.7%, decrease in FDIC expense. Non-interest expense as a percentage of average assets increased to 2.77% in the first quarter of 2012 from 2.70% in the fourth quarter 2011, and decreased from 3.47% in the first quarter 2011. Excluding the Foundation contribution non-interest expense as a percentage of average assets in the first quarter 2011 was 2.37%.

Organic Loan and Deposit Growth Continues;

Securities, BOLI and Borrowings Increase

Rockville Financial’s total assets increased $105.3 million, or 6.0%, to $1.9 billion for the quarter ended March 31, 2012 from December 31, 2011. During the quarter, net loans grew by $38.9 million, or 2.7%, with an increase of $16.7 million, or 2.8%, in the commercial real estate portfolio and an increase of $27.1 million, or 18.9%, in the commercial business portfolio partially offset by a $5.2 million, or 0.8%, decrease in the residential mortgage portfolio. The Company sold residential mortgages totaling $17.5 million in the first quarter 2012 in order to avoid placing low coupon long duration mortgage assets in the portfolio in this historically low interest rate environment.

The available for sale securities portfolio increased $44.3 million, or 29.3%, to $195.5 million at March 31, 2012 from $151.2 million at December 31, 2011. The increase is a result of the Company’s purchase of $42.7 million of AA rated municipal bonds and $10.7 million of A and AA rated floating rate corporate bonds. The municipal bonds represent a wide geographic diversification and consist of $17.1 million of general obligation bonds and $25.6 million of revenue bonds.

Bank Owned Life Insurance (“BOLI”) increased $25.3 million during the quarter-ended March 31, 2012, primarily due to the purchase of $25.0 million of new life insurance policies during the quarter. As a result of both the BOLI and municipal bond purchases during the quarter, the Company’s tax rate has decreased to 32.5% from 34.5% during the prior quarter.

Deposits totaled $1.38 billion at March 31, 2012 and increased $55.5 million, or 4.2% from $1.33 billion at December 31, 2011, reflecting a $10.2 million, or 4.9%, increase in non-interest bearing deposits and a $45.3 million, or 4.0%, increase in interest bearing deposits. The increase in interest bearing deposits included the purchase of $18.8 million of brokered time deposits with terms of six months and a weighted average cost of 0.20%. Brokered deposits represented 1.4% of total deposits at March 31, 2012. Federal Home Loan Bank of Boston advances increased $60.0 million, or 91.1%, during the quarter to $125.9 million at March 31, 2012 due to the addition of advances with terms of three months or less with a cost ranging from 0.19% to 0.25%.

RCKB – Rockville Financial, Inc.	Page 4	www.rockvillebank.com

Average net loans increased $32.3 million to $1.48 billion for the quarter ended March 31, 2012 from $1.44 billion for the quarter ended December 31, 2011. Average available for sale securities increased $32.1 million to $176.0 million for the quarter ended March 31, 2012 from $143.9 million for the quarter ended December 31, 2011; while average other earning assets decreased $29.2 million to $19.5 million during the same time period.

Average total deposits increased $29.6 million to $1.344 billion for the quarter ended March 31, 2012 from $1.315 billion for the quarter ended December 31, 2011. Average core deposits increased $58.7 million to $830.6 million for the quarter ended March 31, 2012 from $771.9 million for the quarter ended December 31, 2011, while average time deposits decreased $29.2 million during the same time period.

Asset Quality

Non-performing assets increased $783,000 to $16.4 million at March 31, 2012 from $15.6 million at December 31, 2011. The ratio of non-performing assets to total assets decreased 1 basis point to 0.88% at March 31, 2012 from 0.89% at December 31, 2011. Loans on non-accrual increased $1.1 million to $13.7 million at March 31, 2012 from $12.6 million at December 31, 2011. Included in non-accrual loans are non-accruing troubled debt restructurings. Non-accruing troubled debt restructurings decreased $201,000 to $3.2 million at March 31, 2012 from $3.4 million at December 31, 2011. The ratio of non-performing loans to total loans increased 4 basis points to 0.90% at March 31, 2012 from 0.86% at December 31, 2011. At March 31, 2012, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 121.03 % and 1.09%, compared to 127.08% and 1.09% at December 31, 2011, respectively.

Dividend Increase

The Board of Directors voted to increase the cash dividend on the Company’s common stock, declaring a dividend of $0.09 per share to shareholders of record at the close of business on April 30, 2012 and payable on May 7, 2012. The dividend is being increased by 13% from the prior dividend of $0.08 per share. This dividend equates to a 3.20% annualized yield based on the $11.25 average closing price of the Company’s common stock in the first quarter of 2012. The Company has paid dividends for 24 consecutive quarters. The dividend payout ratio for the quarter ended March 31, 2012 was 61%, and the total shareholder return for the first quarter 2012 including capital appreciation and dividends was 13.24%.

Stock Repurchase Program

In accordance with State of Connecticut Department of Banking mutual conversion banking regulations the Company was eligible to adopt a stock repurchase program at the one year anniversary of its March 3, 2011 stock conversion. As such, the Company’s

RCKB – Rockville Financial, Inc.	Page 5	www.rockvillebank.com

Board of Directors approved a buyback plan on March 2, 2012 and commenced the plan upon receiving satisfactory response from the Company’s regulator, the Federal Reserve Bank of Boston, on March 13, 2012. Under this plan, the Company may repurchase up to 2,951,250 shares, or 10% of the outstanding shares at the time the plan was approved. As of March 31, 2012, the Company had repurchased 647,900 shares at an average cost of $11.77 per share. The average closing price of the Company’s common stock over this time period was $11.79 per share.

Management Comments

“Rockville has made significant progress decreasing funding costs, accelerating commercial loan growth, protecting asset quality, and efficiently returning capital to shareholders via increased dividends and our recently announced 10% stock buyback program,” stated William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO). “At Rockville, we remain focused on creating prosperity for our customers, communities and shareholders. Our annual meeting of shareholders is May 17th and we encourage shareholders to vote their proxy as this is an important part of our corporate governance.”

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 21-branch community bank serving Tolland, Hartford and New London counties in Connecticut. A New Haven County Commercial Banking Office is now open and located in Hamden, Connecticut to provide an array of commercial products and services for businesses located in New Haven County and surrounding areas. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about the Company visit www.rockvillebank.com and click on “About Us: Investor Relations.”

Investor Call

Rockville Financial, Inc. is hosting a conference call on Friday, April 27, 2012 at 9:00 a.m. Eastern Time (ET) to discuss the Company’s first quarter financial results. Those wishing to participate in the call may dial toll-free 1-877-317-6789. A replay of the call will be available on April 27, 2012 by dialing 1-877-344-7529, Conference ID # 10012674, and will be available until 9:00 a.m. ET on May 10, 2012.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Condition

(In Thousands, Except Share Amounts)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
CASH AND CASH EQUIVALENTS:
Cash and due from banks	$15,303	$40,677
Short-term investments	24,549	308

Total cash and cash equivalents	39,852	40,985
AVAILABLE FOR SALE SECURITIES-At fair value	195,501	151,237
HELD TO MATURITY SECURITIES-At amortized cost	8,603	9,506
LOANS RECEIVABLE (Net of allowance for loan losses of $16,527 at March 31, 2012, $16,025 at December 31, 2011)	1,496,286	1,457,398
FEDERAL HOME LOAN BANK STOCK, at cost	15,867	17,007
ACCRUED INTEREST RECEIVABLE	4,624	4,089
DEFERRED TAX ASSET-Net	10,590	10,368
PREMISES AND EQUIPMENT-Net	16,082	15,502
GOODWILL	1,070	1,149
CASH SURRENDER VALUE OF BANK-OWNED LIFE INSURANCE	56,388	31,082
OTHER REAL ESTATE OWNED	2,746	3,008
PREPAID FDIC ASSESSMENTS	2,805	3,034
CURRENT INCOME TAX RECEIVABLE	612	2,848
OTHER ASSETS	4,128	2,659

	$1,855,154	$1,749,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
DEPOSITS:
Non-interest-bearing	$216,567	$206,416
Interest-bearing	1,165,702	1,120,350

Total deposits	1,382,269	1,326,766
MORTGAGORS’ AND INVESTORS’ ESCROW ACCOUNTS	3,217	5,852
ADVANCES FROM THE FEDERAL HOME LOAN BANK	125,876	65,882
ACCRUED EXPENSES AND OTHER LIABILITIES	16,142	17,901

TOTAL LIABILITIES	1,527,504	1,416,401

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock (no par value; 2,000,000 shares authorized; no shares issued or outstanding at March 31, 2012 and December 31, 2011, respectively.)	—	—
Common stock (no par value; 60,000,000 shares authorized; 29,515,482 and 29,514,468, shares issued and 29,515,482 and 29,514,468 shares outstanding at March 31, 2012 and December 31, 2011, respectively)	243,776	243,776
Additional paid-in capital	15,332	15,189
Unearned compensation - ESOP	(9,166)	(9,453)
Treasury stock, at cost (647,900 shares at March 31, 2012 and 0 shares at December 31, 2011)	(7,626)	—
Retained earnings	92,201	90,707
Accumulated other comprehensive loss, net of tax	(6,867)	(6,748)

TOTAL STOCKHOLDERS’ EQUITY	327,650	333,471

	$1,855,154	$1,749,872

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended March 31,
	2012	2011
INTEREST AND DIVIDEND INCOME:
Loans	$17,564	$17,535
Securities-interest	1,306	1,049
Securities-dividends	44	130
Interest-bearing deposits	11	15

Total interest and dividend income	18,925	18,729

INTEREST EXPENSE:
Deposits	2,251	2,911
Borrowed funds	548	2,423

Total interest expense	2,799	5,334

Net interest income	16,126	13,395
PROVISION FOR LOAN LOSSES	704	752

Net interest income after provision for loan losses	15,422	12,643

NON-INTEREST INCOME:
Total other-than-temporary impairment losses on equity securities	—	(29)
Service charges and fees	1,826	1,596
Net gain from sales of securities	3	—
Net gain from sales of loans	525	59
Other income	316	62

Total non-interest income	2,670	1,688

NON-INTEREST EXPENSE:
Salaries and employee benefits	7,123	5,671
Service bureau fees	1,057	1,059
Occupancy and equipment	1,065	1,166
Professional fees	718	684
Marketing and promotions	114	324
FDIC assessments	305	514
Other real estate owned	281	59
Contribution to Rockville Bank Foundation, Inc.	—	5,043
Other	1,680	1,424

Total non-interest expense	12,343	15,944

INCOME (LOSS) BEFORE INCOME TAXES	5,749	(1,613)
INCOME TAX PROVISION (BENEFIT)	1,894	(591)

NET INCOME (LOSS)	$3,855	$(1,022)

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Operations - Concluded

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended March 31,
	2012	2011

Basic	$0.13	($0.04)
Diluted	$0.13	($0.04)

Weighted-average shares outstanding:
Basic	28,560,110	29,049,681
Diluted	28,728,761	29,049,681

Rockville Financial, Inc. and Subsidiaries

Selected Financial Highlights

(In Thousands, Except Share Data)

(Unaudited)

	March 31, 2012	December 31, 2011	March 31, 2011
Share Data:
Basic net income (loss) per share common	$0.13	$0.14	$(0.04)
Diluted net income (loss) per share common	0.13	0.14	(0.04)
Dividends declared per share	0.08	0.075	0.065

Key Ratios:
Return on average assets	0.86%	0.92%	(0.22)%
Return on average equity	4.62%	4.73%	(1.86)%
Tax equivalent net interest margin	3.83%	3.77%	3.10%

Non-performing Assets:
Residential real estate	$6,730	$6,332	$5,331
Commercial real estate	1,274	750	2,653
Construction	1,006	1,099	2,171
Commercial business	1,445	1,033	382
Installment and collateral	34	29	33

Total non-accrual loans	10,489	9,243	10,570
Troubled debt restructured - non-accruing	3,166	3,367	2,460

Total non-performing loans	13,655	12,610	13,030
Other real estate owned	2,746	3,008	716

Total non-performing assets	$16,401	$15,618	$13,746

Non-performing loans to total loans	0.90%	0.86%	0.91%
Non-performing assets to total assets	0.88%	0.89%	0.72%
Allowance for loan losses to non-performing loans	121.03%	127.08%	115.32%
Allowance for loan losses to total loans	1.09%	1.09%	1.05%

Non GAAP Ratios:
Non-interest expense to average assets	2.77%	2.70%	3.47%
Efficiency ratio	65.67%	63.20%	105.71%
Cost of interest-bearing deposits	0.79%	1.02%	1.09%

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